UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 5, 2014

Rudolph Technologies, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	000-27965	22-3531208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Rudolph Road, P.O. Box 1000, Flanders, NJ 07836
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (973) 691-1300
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors: Appointment of Principal Officers.

(b) Departure of Director

On December 11, 2014, Mr. Aubrey Tobey informed the Board of Directors (the “Board”) of Rudolph Technologies, Inc. (the “Company”) of his decision to retire as Director of the Company effective upon the conclusion of the Company’s 2015 Annual Meeting of Stockholders. Mr. Tobey’s decision was not the result of any disagreement between the Company and him on any matter relating to the Company’s operations, policies or practices.

(d) Election of Director

On December 5, 2014, the Board appointed Jeffrey A. Aukerman to the Board effective December 12, 2014. Mr. Aukerman, age 48, is a former partner at Deloitte & Touche, LLP where he was employed for 27 years. Additionally, Mr. Aukerman serves on the Advisory Council to the Lariccia School of Accounting & Finance at Youngstown State University. Mr. Aukerman, who will serve as a Class III director, was also appointed to the Board's Audit Committee. The Board has determined that Mr. Aukerman satisfies the definition of “independent director” and the requirements for service on the Board's Audit Committee under the NYSE listing standards. To facilitate this appointment, the Board increased its size from seven to eight members.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rudolph Technologies, Inc.

Date: December 11, 2014	By: /s/ Paul F. McLaughlin
Paul F. McLaughlin Chairman and Chief Executive Officer